EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 29, 2017, BD completed the acquisition of C. R. Bard, Inc., a New Jersey corporation (“Bard”). Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 23, 2017, as amended by that certain Amendment No. 1, dated as of July 28, 2017, among BD, Bard and Lambda Corp, a Delaware corporation and wholly-owned subsidiary of BD (“Merger Corp”), Merger Corp merged with and into Bard, with Bard as the surviving entity (the “Merger”). As a result of the Merger, Bard became a wholly-owned subsidiary of BD. The Merger, along with (i) BD’s related issuance of (x) 14,025,000 shares of its common stock at a public offering price of $176.50 per share, and (y) 49,500,000 depositary shares, each representing a 1/20th interest in a share of its mandatory convertible preferred stock, at a price of $50.00 per depositary share (collectively, the “Equity Financing”), and (ii) BD’s related drawing of the full amount under Term Loan Facility (as defined below) and issuance of an aggregate principal amount of $10.8 billion of new senior notes (collectively, the “Debt Financing”), is reflected in BD’s unaudited historical condensed consolidated balance sheet as of December 31, 2017. The following unaudited pro forma condensed combined statements of income of BD for the three-month period ended December 31, 2017 and the fiscal year ended September 30, 2017 gives effect to (i) the overall Equity Financing and the Debt Financing, and (ii) the Merger, as if they each occurred at the beginning of the period on October 1, 2016. The Merger, the Equity Financing and the Debt Financing are hereinafter referred to as the “Transactions”.

The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with BD’s historical audited and interim unaudited consolidated financial statements, including the notes thereto, and Bard’s historical audited and interim unaudited consolidated financial statements, including the notes thereto. The financial statements of BD are included in BD’s Annual Report on Form 10-K for the year ended September 30, 2017 and BD’s Quarterly Report on Form 10-Q for the quarter ended December, 31 2017, which are incorporated herein by reference. The financial statements of Bard for the twelve months ended September 30, 2017 were derived from Bard’s historical audited consolidated financial statements included in Bard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and unaudited interim consolidated financial statements included in Bard’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2017 and 2016, which are filed with BD’s Current Reports on Form 8-K filed with the SEC on May 8, 2017 and December 29, 2017 and are incorporated by reference herein. The financial statements of Bard for the three months ended December 31, 2017 were derived from Bard’s unaudited interim consolidated financial statements, which are not incorporated by reference herein. Note 2 describes the method of calculating the statement of income of Bard for the twelve months ended September 30, 2017 in order to conform to the fiscal year basis of BD.

The unaudited pro forma condensed combined financial information includes unaudited pro forma adjustments that are factually supportable and directly attributed to the Transactions. In addition, with respect to the unaudited pro forma condensed combined statements of income, the unaudited pro forma adjustments are expected to have a continuing impact on the consolidated results. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The unaudited pro forma adjustments are based upon available information and certain assumptions that BD’s management believe are reasonable. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of BD’s results of operations that would have occurred had the events been consummated as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information is not necessarily indicative of BD’s future operating results.

BD’s management expects that the strategic and financial benefits of the Merger will result in certain cost saving opportunities, which have not been reflected in the accompanying unaudited pro forma condensed combined statements of income.

The Merger was accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, which established a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the acquisition date. Accordingly, the consideration transferred was allocated to the underlying net assets in proportion to their respective fair values. The fair value of Bard’s identifiable tangible and intangible assets acquired and liabilities assumed were based on a preliminary estimate of fair value. Any excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill. The allocation of the purchase price to acquired assets and assumed liabilities based on their underlying fair values requires the extensive use of significant estimates and BD management’s judgment. BD’s management believes the fair values recognized for the acquired assets and assumed liabilities are based on reasonable estimates and assumptions based on information currently available. The allocation of purchase price is preliminary at this time, and will remain as such until BD completes valuations and other studies in order to finalize the valuation of the net assets acquired. These provisional estimates will be adjusted upon the availability of further information regarding events or circumstances which existed at the acquisition date and such adjustments may be significant.

Becton, Dickinson and Company
Unaudited Pro Forma Condensed Combined Statement of Income
Three Months Ended December 31, 2017

	Historical Company	Historical Bard	Reclassifications	Equity Financing and Debt Financing	The Merger	Note References	Total Pro Forma
(In millions, except per share data)
Revenues	$3,080	$1,014	$(46)	$-	$(3)	3a, 4b	$4,044

Cost of products sold (a)	1 ,530	384	(24)	-	187	3a, 4a	2,077
Selling and administrative expense (a)	774	288	24	-	-	3a	1,086
Research and development expense (a)	192	81	-	-	-		273
Acquisitions and other restructurings	354	-	20	-	(299)	3a, 4b	75
Other operating expense, net	-	-	439	-	-	3a	439
Total operating costs and expenses	2 ,850	753	459	-	(112)		3,950

Operating income	230	261	(505)	-	109		94

Interest expense	(158)	(15)	-	(16)	2	4c	(187)
Interest income	44	-	-	-	-		44
Other (expense) income, net	(11)	(456)	505	-	-	3a	38

Income before income taxes	105	(210)	-	(16)	111		(11)
Income tax (benefit) provision	241	182	-	(4)	3	4d	422
Net income	(136)	(392)	-	(12)	108		(433)

Less: preferred dividends	(38)	-	-	-	-	4e	(38)

Net income attributable to common shareholders	$(174)	$(392)	$-	$(12)	$108		$(471)

Earnings per common share:
Basic	$(0.76)						$(1.76)
Diluted	$(0.76)						$(1.76)

Weighted average common shares:
Basic	230.0			-	37.4		267.4
Diluted	230.0			-	37.4		267.4

(a)Includes depreciation and amortization expense of:	$291	$54	$-	$-	$187		$532

Becton, Dickinson and Company
Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended September 30, 2017

	Historical Company	Historical Bard	Reclassifications	Equity Financing and Debt Financing	The Merger	Note References	Total Pro Forma
(In millions, except per share data)
Revenues	$12,093	$3,875	$(187)	$-	$-	3a	$15,781

Cost of products sold (a)	6,151	1,443	(107)	-	747	3a, 4a	8,234
Selling and administrative expense (a)	2,925	1,134	93	-	-	3a	4,152
Research and development expense (a)	774	295	-	-	-		1,069
Acquisitions and other restructurings	354	-	23	-	(43)	3a, 4b	334
Other operating expense, net	411	-	239	-	-	3a	650
Total operating costs and expenses	10,615	2,872	248	-	704		14,439

Operating income	1,478	1,003	(435)	-	(704)		1,342

Interest expense	(521)	(60)	-	(198)	7	4c	(772)
Interest income	76	-	-	-	-		76
Other (expense) income, net	(57)	(256)	435	-	-	3a	122

Income before income taxes	976	687	-	(198)	(697)		768
Income tax (benefit) provision	(124)	116	-	(75)	(273)	4d	(356)
Net income	1,100	571	-	(123)	(424)		1,124

Less: preferred dividends	(70)	-	-	(82)	-	4e	(152)

Net income attributable to common shareholders	$1,030	$571	$-	$(205)	$(424)		$972

Earnings per common share:
Basic	$4.70						$3.66
Diluted	$4.60						$3.52

Weighted average common shares:
Basic	218.9			9.4	37.4		265.7
Diluted	223.6			9.4	42.8		275.8

(a)Includes depreciation and amortization expense of:	$1,088	$208	$-	$-	$747		$2,043

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 - Description of the Transactions

The Merger

On December 29, 2017, BD consummated its previously announced agreement to acquire Bard for $222.93 in cash and 0.5077 shares of BD common stock per share of Bard common stock (other than shares owned, directly or indirectly, by BD and Bard). This resulted in a purchase price for Bard of $25.0 billion, consisting of approximately $16.4 billion in cash consideration (exclusive of transaction costs) and $8.6 billion in equity consideration. The value of the equity consideration was based on the closing market price of BD’s common stock in effect as of December 28, 2017 (which was the last trading day before the closing of the Merger).

The cash consideration was funded with approximately $4.8 billion of net proceeds raised in the Equity Offerings, approximately $10.8 billion of net proceeds raised in the Debt Financing, and approximately $1.0 billion of available cash and cash equivalents on hand from the combined companies’ balance sheets. In addition, BD assumed Bard’s $1.7 billion of indebtedness.

The Equity Financings

In May 2017, in connection with BD’s agreement to acquire Bard, BD completed registered public offerings of equity securities including:

•	14.025 million shares of BD’s common stock for net proceeds of $2.4 billion (gross proceeds of $2.5 billion).

•
2.475 million shares of BD’s mandatory convertible preferred stock (ownership is held in the form of depositary shares, each representing a 1/20th interest in a share of preferred stock) for net proceeds of $2.4 billion (gross proceeds of $2.5 billion). If and when declared, dividends on the mandatory convertible preferred stock are payable on a cumulative basis at an annual rate of 6.125% on the liquidation preference of $1,000 per preferred share ($50 per depositary share). The shares of preferred stock are convertible to a minimum of 11.7 million and up to a maximum of 14.0 million shares of BD common stock at an exchange ratio that is based on the market price of BD’s common stock at the date of conversion, and no later than the mandatory conversion date of May 1, 2020.

BD used the net proceeds from these offerings to finance a portion of the cash consideration payable upon the closing of the Merger.

The Debt Financing

In addition to the net proceeds raised in connection with the Equity Financing, BD funded a substantial portion of the cash consideration and related transactions costs related to the Merger with approximately $10.8 billion of net proceeds raised in the Debt Financing as further described below (after considering the redemption of the BD Redeemed 2017 Notes).

New Credit Facilities

BD entered into new credit facilities, consisting of (i) a senior unsecured term loan facility that provided for borrowings of up to $2.25 billion (the “Term Loan Facility”) and (ii) a senior unsecured revolving credit facility that provides for borrowing of up to $2.25 billion, which replaced BD’s prior revolving credit facility. In conjunction with the closing of the Merger, BD borrowed $2.25 billion of proceeds under the Term Loan Facility to fund a portion of the cash consideration (the “Term Loan Financing”). The new revolving credit facility is intended to be used for general corporate purposes and/or the refinancing in the future of certain of Bard’s indebtedness assumed as part of the Merger.

USD Debt Financing

In May 2017, BD issued a series of notes in a USD debt financing for aggregate gross proceeds of $9.675 billion (the “USD Debt Financing”). The notes had a weighted-average cost of approximately 3.3% upon the issuance date.

Proceeds raised in the USD Debt Financing were used to fund a portion of the cash consideration paid in connection with the Merger, as well as to pay related fees and transaction costs. In addition, in BD’s third quarter of fiscal year 2017, approximately $1.012 billion was used to redeem all of the $1.0 billion aggregate principal amount outstanding of BD’s 1.800% Notes due 2017, which is referred to as the “BD Redeemed 2017 Notes.”

Interest Rate Sensitivity

As of December 31, 2017, BD had approximately $3.950 billion of variable-rate indebtedness. As such, BD’s financing costs are sensitive to changes in interest rates. For each 0.125% increase or decrease in actual or assumed interest rates, BD’s annual interest expense would increase or decrease by approximately $4.9 million, and net income would decrease or increase, respectively, by approximately $3.7 million.

The Exchange Offers

On May 5, 2017, BD commenced offers to exchange certain fixed-rate debt securities of Bard in an aggregate principal amount of approximately $1.15 billion for cash and a like-amount of new notes to be issued by BD (“the Exchange Offers”). The Exchange Offers were completed on December 29, 2017.  Each new note issued by BD under the Exchange Offers has the same interest rate, the same interest payment dates, the same redemption terms and the same maturity dates as the existing Bard debt securities for which it was exchanged. Because the Exchange Offers did not have a material effect on BD’s financial position, operating results or liquidity, no pro forma effect of the Exchange Offers has been made in the accompanying unaudited pro forma condensed combined financial information.

The Bridge Facility

In connection with the Merger, BD secured commitments for a bridge financing facility of up to $15.7 billion (the “Bridge Facility”) and for new credit facilities, each as described above. The financing commitments in respect of the Bridge Facility were extinguished after BD raised sufficient proceeds under the Debt Financing and Equity Financing.

However, in order to secure commitments under the Bridge Facility, BD agreed to pay certain one-time, upfront fees aggregating approximately $79 million. BD expensed all such fees during its third quarter of fiscal 2017. For pro forma purposes, as the costs of these fees have no continuing impact on the combined company, such costs and related tax benefits have been eliminated in the accompanying unaudited pro forma condensed combined statement of income for the year ended September 30, 2017.

Pro Forma Effect of the Debt Financing

The Debt Financing has been reflected in BD’s unaudited historical condensed consolidated balance sheet as of December 31, 2017. However, as borrowings related to the Debt Financing were only outstanding for a portion of the 2017 fiscal year, the accompanying unaudited pro forma condensed combined statements of income gives effect to the Debt Financing, as if the Debt Financing occurred at the beginning of the fiscal period on October 1, 2016.

Note 2 - Basis of Pro Forma Presentation

Bard had a fiscal year of December 31 as compared to BD’s September 30 fiscal year. In order for the pro forma results to be comparable to BD’s, the Bard twelve-month period ended September 30, 2017 was calculated as follows:

Bard
Historical Consolidated Statement of Income
For the Twelve Months Ended September 30, 2017

	Annual 12/31/2016	Less: Nine Months 9/30/2016	Add: Nine Months 9/30/2017	Twelve Months 9/30/2017
(In millions)
Net Sales	$3,714	$2,747	$2,908	$3,875
Costs and expenses:
Cost of goods sold (a)	1,372	1,024	1,095	1,443
Marketing, selling and administrative expense (a)	1,102	822	854	1,134
Research and development expense (a)	293	214	216	295
Acquisitions and other restructurings	-	-	-	-
Other operating income	-	-	-	-
Interest expense	54	39	45	60
Other (income) expense, net	229	185	212	256
Total costs and expenses	3,050	2,284	2,422	3,188

Income from operations before income taxes	664	463	486	687
Income tax provision	133	91	74	116
Net income	$531	$372	$412	$571

(a) Includes depreciation and amortization expense of:	$213	$161	$156	$208

Note 3 – Reclassifications

As part of its merger integration efforts, BD will continue its process of evaluating whether there are any significant differences in accounting policies that would require adjustment or reclassification of Bard’s results of operations or reclassification of assets or liabilities in order to conform to BD’s accounting policies and classifications. As a result of that ongoing evaluation, BD may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements. During the preparation of the unaudited pro forma condensed combined statements of income, BD was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to BD’s financial presentation, and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies, other than certain financial statement reclassifications as indicated in the tables below.

Certain balances from the consolidated statements of income of Bard were reclassified to conform their presentation to that of BD’s basis of presentation as indicated in the table below (in millions).

Description	Three months ended December 31, 2017 Increase / (Decrease)	For the Year Ended September 30, 2017 Increase / (Decrease)
Revenue	$(46)	$(187)
Costs of products sold	(24)	(107)
Selling and administrative expense	24	93
Acquisitions and other restructurings	20	23
Other operating expense	439	239
Other income (expense), net	505	435

(a)          The reclassifications to conform to BD’s basis of presentation for its statements of income have no effect on net income and primarily relate to:

i.
reclassification of amounts previously reported by Bard as revenue related to a royalty income stream to other income (expense), net, below operating income in the amounts of $46 million for the three months ended December 31, 2017 and $173 million for the year ended September 30, 2017;

ii.
reclassification of legal costs from other income (expense), net, below operating income to the caption “Other operating expense” as a component within operating income in the amounts of $439 million for the three months ended December 31, 2017 and $239 million for the year ended September 30, 2017;

iii.
reclassification of restructuring costs from other income (expense), net, below operating income to a separate classification as a component within operating income in the amounts of ($1) million for the three months ended December 31, 2017 and $10 million for the year ended September 30, 2017;

iv.
reclassification of acquisition-related transaction costs from other income (expense), net, below operating income to a separate classification as a component within operating income in the amounts of $21 million for the three months ended December 31, 2017 and $13 million for the year ended September 30, 2017;

v.
reclassification of shipping and handling costs from cost of goods sold to a component within selling, general and administrative expenses in the amounts of $24 million for the three months ended December 31, 2017 and $93 million for the year ended September 30, 2017; and

vi.	the elimination of inter-company sales and related cost of goods sold between BD and Bard in the amount of $14 million for the year ended September 30, 2017.

Note 4 - Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income

This note should be read in conjunction with “Note 1 – Description of The Transactions”, “Note 2 – Basis of Pro Forma Presentation”, and “Note 3 – Reclassifications.” Adjustments included in the columns “Equity Financing and Debt Financing” and the “Merger” to the accompanying unaudited pro forma condensed combined statements of income for the three months ended December 31, 2017 and the year ended September 30, 2017 are represented by the following:

(a)	Depreciation and Amortization

This adjustment represents the increased depreciation and amortization for the fair value of identified tangible and intangible assets with definite lives for the three months ended December 31, 2017 and the year ended September 30, 2017. The following table shows the pretax impact on the depreciation and amortization expense (in millions):

Description	Weighted Average Useful Life	Fair Value	Three Months Ended December 31, 2017 Increase / (Decrease)	For the Year Ended September 30, 2017 Increase / (Decrease)
Property, plant and equipment, net	12.0	$90	$2	$8
Net pro forma adjustment - depreciation			$2	$8

Other intangible assets, net	14.8	$12,860	$218	$869
Less historical intangible assets amortization expense			(33)	(130)
Net pro forma adjustment - amortization			$185	$739

Net pro forma adjustment depreciation and amortization			$187	$747

For the three-month period ended December 31, 2017

A net increase in depreciation and amortization expense of $187 million consisting of:

•	an increase in depreciation expense of $2 million relating to the $90 million fair value step-up of fixed assets, over a weighted-average useful life of an estimated 12 years on a straight-line basis;

•
the elimination of $33 million of historical amortization expense to write off Bard’s historical net book value of identifiable intangible assets, which will be reestablished in the purchase accounting to reflect such identifiable intangible assets at their respective fair values; and

•
an increase in amortization expense of $218 million relating to the $12.860 billion aggregate fair value of finite-lived intangible assets, over a weighted-average useful life of an estimated 14.8 years on a straight-line basis.

For the year ended September 30, 2017

A net increase in depreciation and amortization expense of $747 million consisting of:

•	an increase in depreciation expense of $8 million relating to the $90 million fair value step-up of fixed assets, over a weighted-average useful life of an estimated 12 years on a straight-line basis;

•
the elimination of $130 million of historical amortization expense to write off Bard’s historical net book value of identifiable intangible assets, which will be reestablished in the purchase accounting to reflect such identifiable intangible assets at their respective fair values; and

•
an increase in amortization expense of $869 million relating to the $12.860 billion aggregate fair value of finite-lived intangible assets, over a weighted-average useful life of an estimated 14.8 years on a straight-line basis;

The amortization of the $504 million increase in the carrying value of Bard’s inventory to estimated fair value, which was recognized in connection with purchase accounting, has not been reflected in the accompanying unaudited pro forma condensed combined statements of income. That cost is one-time in nature and is not expected to have any continuing impact on the combined entity.

(b)	Other Merger-Related Effects

i.
Transaction-related costs - the adjustment represents the elimination of the Merger transaction-related costs that were expensed in BD’s historical statements of income in the amounts of $299 million for the three months ended December 31, 2017 and $43 million for the year ended September 30, 2017. Such costs are one-time in nature and do not have any continuing impact on the combined entity for pro forma purposes.

ii.	Intercompany sales – the adjustment represents the elimination of $3 million of intercompany sales between BD and Bard for the three months ended December 31, 2017.

(c)	Interest Expense

This adjustment represents the additional interest expense for the three months ended December 31, 2017 and the year ended September 30, 2017 taking into consideration the additional borrowings incurred by BD for financing the Merger. Refer to the table below for the breakdown of this amount (in millions):

Description	Three Months Ended December 31, 2017 Increase / (Decrease)	For the Year Ended September 30, 2017 Increase / (Decrease)
Cash interest:
Net increase in cash interest in additional borrowings	$16	$272
Increase in cash interest on commitment fees	-	2
Total cash interest before acquisition accounting	$16	$274

Non-cash interest and other adjustments
Increase in non-cash amortization of debt issuance costs	$-	$3
Elimination of non-recurring bridge facility fees recognized in historical income statement	-	(79)
Total non-cash interest and other adjustments before acquisition accounting	$-	$(76)

Net pro forma adjustment before acquisition accounting	$16	$198

Non-cash amortization of fair value step-up of assumed Bard debt	(2)	(7)

Net pro forma adjustment to interest expense	$14	$191

For the three-month period ended December 31, 2017

An increase in interest expense of $14 million consists of:

•	an increase in cash interest expense of $16 million relating to borrowings of $2.250 billion under the Term Loan Facility at an assumed interest rate of 2.8%; and

•	a decrease in interest expense of $2 million relating to the amortization of the $48 million increase of long-term debt to its fair value.

For the year ended September 30, 2017

An increase in interest expense of $191 million consists of:

•
an increase in cash interest expense of $219 million relating to aggregate gross proceeds raised from the notes issued in the USD Debt Financing of $9.675 billion at a weighted-average interest rate of 3.3% for the approximate eight-month period of time that they were not issued during that period;

•	an increase in cash interest expense of $63 million relating to borrowings of $2.250 billion under the Term Loan Facility at an assumed interest rate of 2.8%;

•
a decrease in cash interest expense of $10 million relating to the redemption of $1 billion aggregate principal amount of the BD Redeemed 2017 Notes at an effective interest rate of approximately 1.8% for the approximate seven-month period of time they were outstanding during that period;

•	an increase in cash interest expense of $2 million relating to the annual commitment fees payable on the $2.250 billion of undrawn availability under the new credit facilities at a 0.20% rate;

•
an increase in interest expense of $3 million related to the amortization of an aggregate $78 million of debt issuance costs incurred in connection with the notes offered in the USD Debt Financing and the New Credit Facilities for the approximate eight-month period of time such debt was not outstanding and the related fees not incurred during the period;

•
a decrease in interest expense of $79 million relating to the elimination of the expensing of the upfront bridge facility fees in BD’s historical statement of income. Such fees are one-time in nature and do not have any continuing impact on the combined entity for pro forma purposes; and

•	a decrease in interest expense of $7 million relating to the amortization of the $48 million increase of long-term debt to its fair value.

(d)	Provision for Income Taxes

For the three-month period ended December 31, 2017

This adjustment represents the tax effects of all the adjustments described in Notes 4a, 4b and 4c above using the Company’s effective statutory tax rate for the period of 25%, which reflects the impact of New U.S. tax legislation, which is commonly referred to as the Tax Cuts and Job Act and which was enacted on December 22, 2017.

For the year ended September 30, 2017

This adjustment represents the tax effects of all the adjustments described in Notes 4a, 4b and 4c above using the Company’s effective statutory tax rate for the period of 38%.

(e)	Preferred Dividend

These adjustments reflect an increase in preferred dividends of $82 million only for the year ended September 30, 2017 based on the $2.475 billion liquidation preference on the Preferred Stock and the 6.125% per annum dividend rate for the approximate seven-month period of time that the preferred stock was not outstanding during the period.